Exhibit 10

Execution Version

SEPARATION AGREEMENT

This Separation Agreement (the "Agreement") is made and entered into this 2nd day of April, 2004, by and between Conrad Industries, Inc., a Delaware corporation (the "Company"), and Kenneth G. ("Jerry") Myers, Jr. ("Executive").

W I T N E S S E T H

WHEREAS, Executive and the Company entered into an employment agreement dated as of August 13, 2001, amended as of September 15, 2003 and as of March 1, 2004 (as amended, the "Employment Agreement"); and

WHEREAS, the Company and Executive deem it to be in their mutual best interests for Executive to resign.

NOW, THEREFORE, in consideration of the mutual promises and respective covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.         Termination of Executive’s Employment and Directorship. Effective immediately, Executive hereby resigns from all positions with the Company and its subsidiaries, including as Chief Executive Officer and President of the Company and as a Director of the Company, and the Company hereby accepts Executive’s resignation.

2.        Cooperation. Beginning the date hereof through the close of business on April 16, 2004, Executive agrees to cooperate with the Company as may be reasonably requested by the Company in effecting an orderly transition and shall assist the Company without additional compensation in connection with matters related to the period in which he served as an officer and director of the Company and its subsidiaries. During and after the foregoing transition period, Executive agrees to assist the Company from time to time with respect to litigation involving the Company and/or its subsidiaries as may be reasonably requested by the Company. The Company shall reimburse Executive for his travel and other out-of-pocket expenses reasonably incurred in providing such cooperation and assistance.

3.        Severance.  (a)    The Company shall pay Executive a total of $218,500, payable in substantially equal weekly installments over a one-year period, subject to applicable tax or similar payroll withholdings. The Company agrees to pay the employer's share of payroll taxes on such payments to Executive.

(b)     For the six-month period commencing on the date that Executive first becomes obligated to pay COBRA continuation coverage premiums in order to continue his participation in the Company’s group health insurance benefit plan, the Company shall pay Executive’s COBRA continuation coverage premiums with respect to the group health insurance benefits to which Executive was entitled immediately prior to the date hereof.

(c)    All unvested stock options to purchase Company stock held by Executive shall immediately terminate. All vested stock options shall be exercisable and terminate in accordance with their terms.

(d)    Any unvested amounts or benefits under the Company’s 401(k) plan with respect to Executive shall immediately terminate to the fullest extent permitted by law and the plan.

(e)    The Company shall compensate Executive for any accrued vacation to the extent and in the manner required by law.

(f)    The severance provided in this Agreement shall be in lieu of any compensation, benefits or other consideration to which Executive may be otherwise entitled pursuant to the Employment Agreement, including pursuant to Section 4(d) of the Employment Agreement.

4.        Effect on Employment Agreement. The provisions of this Agreement supercede and replace the related provisions of the Employment Agreement and in the event of an inconsistency between this Agreement and the Employment Agreement, this Agreement shall prevail. In furtherance of and not in limitation of the foregoing, the following provisions of the Employment Agreement shall continue in full force and effect: Section 3 (Non-competition Agreement), Section 5 (Return of Company Property), Section 6 (Inventions), Section 7 (Trade Secrets) and Section 8 (Confidentiality).

5.        Release. In consideration of the severance payments provided herein and other valuable consideration, Executive hereby and forever, irrevocably and unconditionally, waives and releases any and all rights, claims and causes of action against the Company and its subsidiaries of whatever kind or nature, known or unknown, asserted or unasserted, that may have arisen prior to or that may exist as of the date of Executive’s execution and acceptance of this Agreement. It is understood and agreed that the parties covered by the Executive’s release include the Company’s and its subsidiaries’ present and former shareholders, members, officers, directors, employees, agents, insurers, assigns, predecessors and successors, and that any reference to the Company and its subsidiaries in this Section 5 is understood to include all of the foregoing persons or entities. Finally, it is understood and agreed that this release covers only claims existing or arising out of events, actions or circumstances occurring prior to and as of the time of the Executive’s execution of this Agreement.

6.        Nondisparagement. Executive agrees to refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of the Company and its subsidiaries or any of their directors, officers or employees, and agrees that he will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparages or could reasonably be expected to materially harm the reputation of the Company and its subsidiaries or any of their directors, officers or employees.

7.        Press Release. The Company shall afford Executive and his counsel the opportunity to review and comment with respect to the press release to be issued by the Company regarding Executive’s resignation from the Company.

8.        Indemnity Agreement. The Indemnity Agreement, dated as of March 18, 2003, by and between the Company and Executive, shall survive this Agreement and remain in full force and effect in accordance with its terms.

9.        No Mitigation or Offset. Executive shall not be required to mitigate the payments to be made by the Company to him pursuant to this Agreement, nor shall such payments be reduced on account of any amounts received by Executive from other employment or otherwise.

10.        Confidentiality. Unless otherwise required by law or deemed necessary or advisable by the Company in order to comply with securities laws, each party shall keep the terms and conditions of this Agreement confidential.

11.        Entire Agreement. This Agreement constitutes the entire agreement between the parties, and no statement, oral or written from any source, will alter or vary the provisions contained herein.

12.        Binding Effect.

(a)    This Agreement shall be binding upon and inure to the benefit of the Company and its successors or assigns, and shall be binding upon and inure to the benefit of Executive and his heirs. The obligation of the Company to make the payments required by Section 3 hereof shall not be affected by Executive’s death, disability or incapacity.

(b)    The Company shall require any assignee of all or substantially all of the assets or businesses of the Company to assume unconditionally and expressly this Agreement and to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment occurred. In the event of any such assignment or succession, the term "Company" as used in this Agreement shall refer also to such assignee or successor.

13.        Dispute Resolution. Except with respect to injunctive relief as provided in Section 3(b) of the Employment Agreement, neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties arising under or in connection with this Agreement or the Employment Agreement before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within two weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, the parties shall request the Association of Attorney Mediators in Louisiana (or similar association) to appoint a mediator. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved dispute or controversy arising under or in connection with this Agreement or the Employment Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Morgan City, Louisiana in accordance with the rules of the American Arbitration Association then in effect. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

14.        Governing Law. This Agreement shall in all respect be construed according to the laws of the State of Louisiana without regard to its conflicts of law provisions, except as expressly provided in Section 3(i) of the Employment Agreement with respect to the resolution of disputes arising under, or the Company’s enforcement of, Section 3 of the Employment Agreement.

15.        Further Assurances. Each party hereto agrees to execute and deliver such other documents, and to perform such other acts, as the other party hereto may reasonably request for the purpose of carrying out the intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

CONRAD INDUSTRIES, INC.

By:	/s/ John P. Conrad, Jr.
Name:	John P. Conrad, Jr.
Title:	Co-Chairman of the Board of Directors

EXECUTIVE

By:	/s/ Kenneth G. ("Jerry") Myers, Jr.
Kenneth G. ("Jerry") Myers, Jr.